Exhibit (99)
CERTIFICATION PURSUANT TO 18 U.S.C. § 1350
With reference to the Annual Report of the Company Pre-Tax Savings Plan (Texarkana) on Form 11-K for the period ended December 31, 2005 (the “Report”), I, Philip G. Weaver, Plan Administrator, certify for the purposes of section 1350 of chapter 63 of title18 of the United States Code that, to the best of my knowledge, the Report fully complies, in all material respects, with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

June 21, 2006	/s/ Philip G. Weaver

Philip G. Weaver
This statement is submitted pursuant to 18 U.S.C. § 1350 and shall not be deemed to be filed for the purposes of section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.